UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2018

RADIUS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35726	80-0145732
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 Winter Street, Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01  Other Events.

On June 12, 2018, Radius Health, Inc. (the “Company”) received a final decision in arbitration proceedings initiated by Ipsen Pharma S.A.S. (“Ipsen”) related to certain disputes under the parties’ license agreement concerning abaloparatide (the “Agreement”). Ipsen had alleged the value of its arbitration claims was approximately €50.0 million (approximately $58.6 million). The arbitration proceedings are described in greater detail in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Securities and Exchange Commission on May 10, 2018.

The arbitration tribunal (the “Tribunal”) found that the Company did not breach Ipsen’s contractual right to elect to co-promote abaloparatide in France. The Tribunal also found that the Company breached its obligation to provide Ipsen with certain know-how for use in Japan, and as a result, ordered the Company to pay Ipsen (i) $10.0 million (including pre-award interest), (ii) $5.0 million if abaloparatide receives marketing approval in Japan, and (iii) a fixed mid single-digit royalty based on net sales of abaloparatide in Japan. The Tribunal held that neither party was the prevailing party, and thus ordered each party to bear its own costs, attorneys’ fees, and expenses of the arbitration.

The decision does not impact the Company’s rights under the Agreement or under its license agreement with Teijin Limited (“Teijin”) for abaloparatide for subcutaneous administration (“abaloparatide-SC”) in Japan, under which the Company previously received a $10.0 million upfront payment and is entitled to receive up to an aggregate of $40.0 million upon the achievement of certain regulatory and sales milestones, and a fixed low double-digit royalty based on net sales of abaloparatide-SC in Japan, and has an option to negotiate for a co-promotion agreement with Teijin for abaloparatide-SC in Japan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIUS HEALTH, INC.

Date: June 15, 2018	By:	/s/ Brent Hatzis-Schoch
	Name:	Brent Hatzis-Schoch
	Title:	General Counsel

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